EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Advanced Medical Isotope Corporation
6208 West Okanogan Avenue
Kennewick, Washington 99336

Attention:  James Katzaroff

We consent to the use in this Form S-1/A Amendment No. 3 Registration Statement of Advanced Medical Isotope Corporation of our report dated March 23, 2012, which includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern, associated with our audit of the financial statements of Advanced Medical Isotope Corporation as of December 31, 2011 and 2010, and to all references to our firm under the caption “Experts” and all other references to our firm which are included in the Prospectus, and are part of this Registration Statement.

/s/  HJ & Associates, LLC

HJ & Associates, LLC
Salt Lake City, Utah
November 28, 2012